Exhibit 10.11

Heads of Terms

Between:

Akand Corp. (“Akanda")

1a,1b Learoyd Road, New Romney, TN28 8XU, United Kingdom

Cellen Limited (“Cellen“ or “the Company”)

{insert address}

Bridge Loan Facility

These heads of terms set out the main terms and conditions on and subject to which Akanda will provide Cellen with a line of credit subject to meeting the criteria set out herein (the “Bridge Loan Facility”).

These heads of terms are not exhaustive, and it is intended that the parties will enter into more detailed agreements, which will be negotiated in good faith following execution of these heads of terms and as described herein, but these heads of terms are intended to be legally binding between the parties, save as expressly set out herein.

The parties acknowledge that they have, on or around 5 October 2021, entered into a conditional, non-binding agreement regarding the acquisition by Akanda of 100% of the issued and outstanding share capital of Cellen (the “Proposed Acquisition”). The purpose of the Bridge Loan Facility is to assist Cellen in funding its business expenses and working capital requirements in anticipation of the Proposed Acquisition. The parties’ obligations are now as set out in these heads of terms.

1.  LINE OF CREDIT

Akanda will arrange to lend to Cellen the sum of not more than US$500,000.00 in the form of a line of credit (the “LOC”) and on the following terms appropriate to such a facility:

a.	The LOC to be made within 30 days of signature by all parties of these heads of terms (“Effective Date”);

b.	Requests to draw down upon the LOC are to be made by Cellen in the form of a Drawdown Notice. Each Drawdown Notice shall, at a minimum, have the minimum content:

i.	acknowledgement that the request is made pursuant to the Bridge Loan Facility as set out in these heads of terms;

ii.	the proposed draw down date (minimum notice period of 2 (two) business days);

iii.	the proposed draw down amount in USD and GBP, including the applicable rate of exchange;

iv.	the bank details for which the proceeds of the proposed draw down should be credited;

v.	acknowledgement that the draw down is irrevocable; and

vi.	details of the person authorised to make the draw down request.

c.	Draw down requests should be made for operating expenses and working capital requirements in the ordinary course of business for a period not exceeding more than 30 (thirty) days. Any draw down requests in relation to funding earmarked for expenses or transactions out of the ordinary course of business; or for working capital requirements exceeding a 30 (thirty) day period shall be made at the discretion of Akanda.

d.	The proceeds of the LOC shall not be used to make any payments to any director, officer, shareholder or related party of Cellen without the prior approval of Akanda, acting in its sole discretion;

e.	Amounts borrowed under the Bridge Loan Facility shall bear interest at a rate of 5% per annum, compounded on a monthly basis. Interest will be calculated and shall accrue on a monthly basis, and shall be based on the closing outstanding balance of Bridge Loan Facility at the end of each month;

f.	Amounts borrowed under the Bridge Loan Facility are to be secured by a first charge and debenture on all of the Company’s assets, and a first charge over the shares of the Company held by its existing shareholders;

g.	The total amount borrowed under the Bridge Loan Facility shall be repaid by no later than 31 December 2022;

h.	Akanda shall have the option to convert any amounts borrowed under the Bridge Loan Facility into ordinary shares or preference shares of the Company at a valuation of the Company as determined by an independent firm of chartered accountants as may be selected by Akanda.

i.	The parties will enter into a formal bridge loan facility agreement.

2.  CONDITIONS PRECEDENT

The obligations of the parties to implement the Bridge Loan Facility are subject to:

i.	Cellen delivering to Akanda, copies of written resolutions of its board of directors, and its shareholders, approving the Bridge Loan Facility;

ii.	Cellen delivering to Akanda, its latest management accounts including (but not limited to) a statement of financial performance, a statement of financial position, a statement of cash flow, as well as a detailed month-by-month budget for the period commencing 1 December 2021 through to 31 December 2022.

3.  COVENANTS

3.1 Conduct of Business

Cellen covenants to Akanda that, for the duration of the period that it has borrowed under the Bridge Loan Facility, it shall conduct its business in the ordinary course, consistent with past practice and shall use its commercially reasonable efforts to preserve its assets and the existing goodwill and contract of its customers, suppliers, vendors, service providers, personnel and others having business relations with it.

Cellen further covenants to Akanda that it shall not dispose of any major or significant part of its business, or significantly change its business strategy for the duration of the period that it has borrowed under the Bridge Loan Facility.

3.2 Notice of Certain Events

Cellen covenants to Akanda that, for the duration of the period that it has borrowed under the Bridge Loan Facility, it shall promptly notify Akanda in writing of any events, circumstances, facts, or occurrences that would materially:

i.	affect the Company’s ability to repay amounts borrowed under the Bridge Loan Facility;

ii.	affect its valuation;

iii.	result in a change of shareholding exceeding 10% of the issued and outstanding share capital prior to the commencement of any transaction resulting in a change of shareholding; and

iv.	affect the Company’s ability to operate.

4.   REPRESENTATIONS AND WARRANTIES

Cellen represents and warrants to Akanda as follows:

i.	it is a properly incorporated legal entity, validly existing and in good standing under the laws of England and Wales;

ii.	it has proper standing and is able to enter into and perform its obligations under these heads of terms;

iii.	it is not aware of any litigation or claims, threatened or otherwise, that may be pending against it;

iv.	no consents or approvals from any applicable government authority are required in connection with the execution and delivery of these heads of terms;

v.	there are no material factors, events, circumstances or happenings that would adversely affect Cellen’s valuation, solvency and ability to undertake its operations that it has not disclosed to Akanda;

vi.	there are no secured borrowings which would affect Akanda’s ability to perfect its security as contemplated in these heads of terms.

5.  CONFIDENTIALITY

The content of these heads of terms is confidential to the parties. No party may disclose anything contained herein to any third-party, including the existence of this agreement, without the express written consent of the other party.

6.  COSTS

The parties will pay their own costs and expenses incurred in connection with the Bridge Loan Facility whether or not it proceeds to Completion, including (without limitation) any costs and expenses relating to the preparation and negotiation of these heads of terms and any other documents contemplated by them.

7.  GOVERNING LAW AND JURISDICTION

These heads of terms and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

Akanda and Cellen irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with these heads of terms or their subject matter or formation. The parties hereto further also irrevocably waive any conflict of law or further legal procedures in the execution of any court order or settlement reached, in their country of residence or operations.

These heads of terms may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts together shall constitute a single agreement.

Please sign and return the enclosed copy of these heads of terms as soon as possible to confirm your agreement to the above.

We confirm our agreement to the above heads of terms.

Signed

For and on behalf of Akanda Corp.

Date

Signed

For and on behalf of Cellen Ltd.

Date

4